BRF S.A.
Publicly Held Company with Authorized Capital
CNPJ (Brazilian Registry of Legal Entities)
NIRE (Registered Company Identification Number) 42.300.034.240
CVM (Brazilian Securities and Exchange Commission) 1629-2

Policy on Disclosure of Material Acts or Facts and Trading of Securities

Approved at the Board of Directors' Meeting held on December 7, 2023.

INDEX

POLICY ON DISCLOSURE OF MATERIAL ACTS OR FACTS AND TRADING OF SECURITIES

This document establishes the Policy on the Disclosure of Material Acts or Facts and Trading of Securities ("Policy") of BRF S.A. ("Company" or "BRF"), approved by BRF's Board of Directors at the meeting held on December of 7 of 2023, and produced in accordance with the text in force of the Brazilian Securities and Exchange Commission ("CVM") Resolution No. 44, of August 23, 2021, as amended ("CVM Resolution No. 44/21") and the other legal provisions and applicable regulations.

1. PURPOSE AND SCOPE

1.1. The purpose of the present Policy is to establish the rules and procedures that must be observed and applied by the Company and Related Persons in the disclosure of information and trading of securities issued by the Company, in order to prevent the improper use of privileged information and ensure the regular and transparent trading of securities issued by BRF.

1.2. In relation to the disclosure of Material Acts or Facts, the present Policy aims, additionally, to: (i) ensure the observance of the scope, quality, transparency, efficiency and equality of treatment to the Investor Public in the disclosure of information that constitutes Material Acts or Facts; and (ii) safeguard the trust of the Public Investor, the Managers themselves, the Employees and Colleagues and Outsourced Staff and the capital market players in general, in terms of the veracity and timeliness of the operating information and the economic-financial situation of BRF as well as that of its Subsidiary Companies.

1.3. In relation to the trading of Securities, the main aim of the present Policy is to help ensure the compliance with laws and regulations that forbid the practice of Insider Trading. It also defines: (i) the rules to be followed by Related Persons in the trading of Securities issued by BRF, under the applicable legislation; and (ii) the internal policy on trading Securities adopted by BRF.

1.4. Everyone subject to this Policy must act in compliance with the principles of good faith, loyalty, transparency and honesty, as well as the within the rules established in this Policy, the Company's Code of Ethics and Conduct (Transparency Manual), the regulations of the São Paulo Stock Exchange's Novo Mercado segment, the best practice rules on disclosure of the Brazilian Association of Publicly Traded Companies (*Associação Brasileira das Companhias Abertas – ABRASCA*), the Brazilian Institute of Corporate Governance (*Instituto Brasileiro de Governança Corporativa - IBGC*) and the rulings of the Guidance Committee for Disclosing Market Information(*Comitê de Orientação para Divulgação de Informações ao Mercado – CODIM*).

1.5. The Controlling Shareholders, Managers and others who, as a result of their responsibility, function or position in the Company, Subsidiary Companies, Affiliated Companies, have knowledge of information which may constitute a Material Act or Fact related to BRF or its Subsidiary Companies or Affiliated Companies, as well as other Related Persons, must sign the respective Term of Agreement to the present Policy, and comply to the restrictions regarding the trade of Securities issued by BRF in the terms of this Policy, as well as in the applicable regulations.

1.6. BRF will keep at its head office a record of the people who have signed the Term of Agreement, which will be updated continuously by the Company and held at the disposition of the CVM. Whenever any alterations are made in its registered data, those who have signed the Terms of Agreement must communicate them immediately to the Company.

2. DEFINITIONS

The terms and expressions listed below, when used in this Policy, will have the following meanings:

"Controlling Shareholders" or "Controlling Companies" or "Controller": the shareholder or group of shareholders linked through a shareholders' agreement or under common control which: (i) owns the partnership rights that permanently ensure predominant power in corporate decision taking and appointing the majority of managers; and (ii) effectively exercises the power to control the management of corporate activities and guide the functioning of the Company's bodies or entities, under the terms of the Brazilian Corporations Law.

"Administradores": os diretores estatutários, membros do Conselho de Administração, membros do Conselho Fiscal e de quaisquer órgãos com funções técnicas ou consultivas, criados ou que venham a ser criados por disposição estatutária.

"Material Act or Fact" or "Material Acts or Facts": any decisions by Controlling Shareholders, general meetings or administrative bodies of the Company or its Subsidiaries or Affiliates, or any other act or fact of a political/administrative, technical, business or economic/financial nature, occurring in or related to its business, that could significantly influence: (i) the price of the Company's Securities; (ii) investors' decisions to buy, sell or hold these Securities; or (iii) investors' decisions to exercise any rights arising from ownership of the Company's Securities.

"B3": B3 S.A. – Brasil, Bolsa, Balcão.

"Stock Markets and/or Over-the-Counter Market": the stock exchanges and/or organized over-the-counter (OTC) markets on which securities issued by BRF are traded, currently or in the future, in Brazil or abroad.

"Commercial Contacts": all persons who have knowledge of information concerning BRF's Material Acts or Facts, arising from their commercial or professional relationship, or relationship of trust with BRF, including, but not limited to, independent auditors, lawyers, consultants and institutions in the securities distribution system.

"CVM": Local acronym for the Brazilian Securities and Exchange Commission (*Comissão de Valores Mobiliários)*.

"Investor Relations Officer": BRF´s Investor Relations Officer, responsible for providing information to the Investing Public, the CVM, SEC, and Stock Exchanges and/or OTC Markets, in Brazil or abroad, and for maintaining BRF's public company registration updated.

"Former Managers": Former statutory officers and members of the Board of Directors, former members of the Fiscal Council and former members of any bodies with technical or consulting functions, in existence or which may be created, through statutory provision (full or alternate members) who no longer participate in the administrative bodies of BRF.

"Employees and Colleagues": BRF employees and executives, as well as any people who, due to their job or position at the Company, or its Subsidiaries and Affiliates, have access to any Privileged Information.

"Privileged Information": Material Acts or Facts not yet reported to the CVM, SEC, Stock Exchange and/or the OTC Market and, simultaneously, to the Investing Public.

"Insider Trading": the use of Privileged Information which a particular person has knowledge of and should maintain secret, which is capable of providing, for himself/herself or others, an undue advantage, in trading securities, in his/her own name or that of a third party.

"Corporations Law": Law No. 6.404 of December 15, 1976 (including subsequent amendments), which governs corporations.

"Significant Trade": the trade or combination of trades through which the stake of a particular shareholder or group of shareholders, directly or indirectly, surpasses, upwards or downwards, the levels of 5% (five percent), 10% (ten percent), 15% (fifteen percent) and so on, of a kind or class of shares representing the Company´s capital stock.

"Associated Persons": people who have the following kinds of relationships with Related Persons (as applicable): (i) spouse, not judicially or extrajudicially separated; (ii) companion; (iii) any dependent person included on an annual income tax declaration; or (iv) subsidiaries, controlled directly or indirectly, whether by Related Persons or other Associated Persons.

"Related Persons": this means: (i) the Company itself; (ii) its Managers and Controlling Shareholders (direct or indirect); (iii) its Employees; (iv) the members of bodies with technical or consultative functions of the Company, created by a resolution of the Board of Directors; (v) the Commercial Contacts; and (vi) any person who, due to his/her position or function at the Company, Subsidiary, Subsidiaries, or at Affiliates, is aware of information that could constitute a Material Act or Fact concerning BRF, its Subsidiaries or Affiliates.

"Individual Investment or Disinvestment Plan": this means the investment or disinvestment plan foreseen in article 16 of CVM Resolution No. 44/21.

"Investing Public": investors in securities, analysts and other capital market agents.

"CVM Resolution No. 77/22": CVM Resolution No. 77/22, of March 29, 2022 which covers the trading by publicly-held companies of shares issued by them and derivatives referenced therein, among other matters.

"CVM Resolution No. 44/21": CVM Resolution No. 44, of August 23, 2021 (as amended), which covers the disclosure of material acts or facts, the trading of securities pending the disclosure of material acts or facts, the disclosure of information regarding trading of securities, among other provisions.

"SEC": the Securities and Exchange Commission, the securities market regulator of the United States of America.

"Affiliates": all companies over which BRF has significant influence, as defined in article 243 of the Brazilian Corporations Law, in Brazil or abroad, and which are also identified as Related Persons, as defined by the International Financial Reporting Standards (IFRS) adopted by the Company.

"Subsidiaries": all companies that are controlled by BRF, directly or indirectly, as defined in article 243, section 2 of the Brazilian Corporations Law, in Brazil or abroad, and which are also identified as Related Persons, as defined by the International Financial Reporting Standards (IFRS) adopted by the Company.

"Declaration of Acceptance": document to be signed in accordance with article 17, section 1 of CVM Resolution No. 44/21, and in line with the model presented in Attachment

"Securities": any shares, debentures, subscription warrants, receipts (including those issued outside Brazil backed by shares), subscription rights, commercial paper, call or put options, bonds, indexes and derivatives of any kind, any other collective investment titles or contracts issued by BRF, or titles or instruments related to them that are considered by law to be securities.

3. DISCLOSURE OF MATERIAL ACTS OR FACTS

3.1. BRF's Managers are obliged to analyze thoroughly any concrete situations that may arise in the operations of the Company, its Subsidiaries and Affiliates, always considering their materiality, concreteness or strategic importance, in order to verify whether or not such situations constitute Material Acts or Facts within the terms of the Corporations Law and CVM Resolution No. 44/21.

3.2. In terms of cases referred to in CVM Resolution No. 44/21 concerning: (i) the acquisition of other companies or the operating assets of other companies by BRF, its Subsidiaries or Affiliates; (ii) the sale of equity stakes or operating assets by the Company, its Subsidiaries or Affiliates; (iii) mergers, incorporations or the incorporation of shares involving the Company, its Subsidiaries or Affiliates; and (iv) investments by the Company, its Subsidiaries or Affiliates, the existence of a Material Act or Fact will be assumed when the operation represents five percent (5%) or more of the market value of the Company and also:

(i) if an external audit has been initiated to execute the operation; or

(ii) if a binding proposal has been made in order to execute the operation.

3.3. For the purposes of this Policy, the mere search for investment or business opportunities by the Company, its Subsidiaries or Affiliates will not constitute a Material Act or Fact, even if this involves the signing of confidentiality agreements, which must be kept in the strictest confidence by the Related Persons

3.4. The Company will immediately disclose any of the situations described in items 3.1 to 3.3, even though they are not characterized as a Material Act or Fact, if their existence is leaked to the market and results in any unusual fluctuation in the price or trading volume of the Company's Securities.

3.5. Should the Company decide that certain information does not fit into the concept of a material act or fact but is of interest to shareholders or the market in general, this information may be disclosed through a Communication to the Market.

3.6. Any Related Person or Associated Person who is unsure of whether a determined situation constitutes a Material Act or Fact, or the appropriate conduct for such a situation under the terms of this Policy, must contact BRF's Investor Relations Officer or its Investor Relations area to obtain the necessary clarification.

Duties of the Investor Relations Officer

3.7. The Investor Relations Officer is responsible for:

(i) disclosing and reporting any Material Act or Fact that has occurred or is related to the Company, its Subsidiaries or Affiliates, immediately after its occurrence, to the CVM, SEC, Stock Exchanges and/or OTC Market, but, whenever possible, before market opening or after market close in the Stock Exchange and/or OTC Market, in accordance to item 3.10 below;

(ii) making efforts to distribute the Material Act or Fact referred to in paragraph (i) above widely, immediately and simultaneously to all markets on which these Securities are traded, in Brazil or abroad;

(iii) providing requested information, should the CVM, SEC, Stock Exchanges and/or the OTC Market demand additional clarifications to support the communication and disclosure of the Material Act or Fact;

(iv) providing requested information, should the CVM, SEC, Stock Exchanges and/or the OTC Market demand additional clarifications to support the communication and disclosure of the Material Act or Fact, observing the required procedures provisioned in the regulatory norms of the Stock Exchanges and/or OTC Markets on the topic; and

(v) in the event of a leak of Privileged Information or unusual fluctuations in the price or trading volume of BRF's Securities, questioning, at their sole discretion, any people who may have information not yet disclosed to the market, in order to assess the need to disclose it immediately in accordance with this Policy, and to keep records of this procedure.

3.7.1. In the event of circumstances in line with paragraph (iv) of item 3.7 above, should it be essential to disclose the Material Act or Fact during trading hours, trading in Brazil will not be suspended while Stock Exchanges and/or the OTC Market in other countries are functioning, and while trading in Securities has not been equally suspended on these Stock Exchange and/or the OTC Market.

Duties of Related Persons

3.8. Related Persons are responsible for:

(i) informing the Investor Relations Officer or, in his/her absence, BRF's Investor Relations area, of any information deemed to characterize a Material Act or Fact. The Investor Relations Officer (or Investor Relations area) will then be responsible for deciding on the need to disclose the information to the market and the level of detail to be disclosed;

(ii) promptly responding to requests for clarification made by the Investor Relations Officer to verify the occurrence of a Material Act or Fact; and

(iii) maintaining the confidentiality of Privileged Information to which they have access due to the position, job or function they hold, until it has been properly reported to the market under the terms of this Policy, and motivating subordinates and third parties who have their confidence to do the same.

3.8.1. BRF´s Controlling Shareholders and Managers who had personal knowledge of the Material Act or Fact and notice the omission of the Investor Relations Officer in the broad disclosure to the market (not complying with the decision to maintain secrecy, taken within the form of article 6 of CVM Resolution 44/21) will only be able to exonerate themselves from responsibility if they immediately communicate this Material Act or Fact to the CVM, in writing, within the terms of section 2 of article 3 of CVM Resolution Nº 44/21;;

BRF's Disclosure Procedures

3.9. The disclosure of the Material Act or Fact will take place: (i) through electronic means to the competent regulatory authorities and the Stock Exchanges and/or OTC Market; (ii) through (ii.a) the news section of the website of the newspaper Valor Econômico (http://www.valor.com.br/valor-ri), (ii.b) the Company´s website (http://www.brfbr.com/ri), and (ii.c) the system for sending regular and occasional information to the CVM. The notices governed by this Policy will be given in Portuguese and English. The information provided to the regulatory authorities and disclosed on the Internet must be constantly updated and will include identical information to that submitted to the CVM, SEC, Stock Exchanges and/or OTC Market.

3.10. The disclosure of a Material Act or Fact must take place in a simultaneous way on all the markets where BRF's Securities are traded, whenever possible before the start or after the end of trading on Stock Exchanges and/or the OTC Market located in Brazil and abroad. Should this not be possible, the Brazilian market's trading hours will prevail.

3.11. The disclosure of information to the Investing Public in a general manner must take place and be presented, in a clear, objective and complete way, covering relevant, positive and negative information. Should information characterized as a Material Act or Fact be inadvertently disclosed to a person or specific group of people who are not Related Persons, the Company, through the Investor Relations Officer, will immediately disclose the information extensively to the market, in accordance with this Policy.

Exception from Immediate Disclosure

3.12. Material Acts or Facts may not be disclosed to the market in exceptional cases when the Controlling Shareholders or Managers, as is the case, believe their disclosure would endanger BRF's legitimate interests.

3.13. In the circumstances described in the previous item, the Controlling Shareholders or Managers (the latter through the Investor Relations Officer), as is the case, may decide to submit a request to the CVM not to disclose the Material Act or Fact to the public. In this case, the request must be sent to the Company Relations Authority (*Superintendência de Relações com Empresas - SEP)* of the CVM, via (i) electronic correspondence to the designated SEP institutional e-mail with the subject "confidentiality request"; or (ii) in a sealed envelope marked "Confidential," setting out the justification for the request for confidentiality.

3.14. The Controlling Shareholders or Managers (the latter through the Investor Relations Officer), as is the case, are obliged to immediately inform the market of a Material Act or Fact should the information escape their control, or if there is an unusual fluctuation in the price or trading volume of the Company's Securities.

3.15. The requirement specified in item 3.13 will not relieve the Controlling Shareholders and Managers of their responsibility to disclose the Material Act or Fact.

Disclosure of Results and Other Information

3.16. It is not BRF's policy to disclose comments on results forecasts and reports produced by investment analysts. However, the Investor Relations Officer may provide investment analysts and the market in general with information regarded as relevant to enable a proper evaluation of the Company's Securities. To this effect, the Investor Relations Officer may comment on the facts and assumptions in models used by such analysts. The conclusions that these analysts have arrived at in their reports will not be commented on. The Company will not circulate to any interested parties, nor endorse, any report that has been produced by investment analysts.

3.17. Any disclosed information that refers to forecasts of any kind will be accompanied by statements: (i) indicating that this information should be evaluated by market participants with particular caution, as it concerns information that is not yet confirmed, but rather based on the mere expectations of the Company's administration; and (ii) identifying factors considered important, which could lead to different results from those expected by the Company's administration.

3.18. If BRF's Managers find that a previously disclosed Material Act or Fact, including any forecast, was or became significantly inaccurate, the Investor Relations Officer will immediately disclose the correct information as soon as the error has been identified, and will then correct the regular information submitted to the CVM.

3.19. Information that is unfavorable or negative about the Company or its Subsidiaries and Affiliates will be disclosed in the same manner and in the same timescale as favorable information.

3.20. BRF will disclose, in English, simultaneously with the respective disclosure in Portuguese, without prejudice to other provisions of this Policy:

(i) Material Acts or Facts;

(ii) information on earnings, by means of a notice to shareholders or announcements to the market; and

(iii) communication of its results, as described in item 3.21.

Disclosure of Quarterly and Annual Results

3.21. Without prejudice to other information required by the CVM and the SEC, BRF will prepare and submit the following information:

3.21.1. To the CVM:

(i) reference form, which must be submitted annually within five (5) months from the end of the financial year;

(ii) annual financial statements, which must be disclosed, in Portuguese and English versions, within the deadlines established in the Brazilian Corporations Law;

(iii) standardized financial statement form (local acronym "DFP"), which must be submitted to the CVM within three (3) months of the end of the financial year, or on the same date on which the yearly financial statements are disclosed, whichever occurs first;

(iv) quarterly financial information form (local acronym "ITR"), which must be submitted by the Company within one (1) month from the end of each quarter; and

(v) report on the Brazilian Institute of Corporate Governance, yearly report, to be delivered within seven (7) months from the end of the financial year.

3.21.2. To the SEC:

(i) 20F Form: yearly form, to be delivered in accordance with the deadlines established by the SEC; and

(ii) 6K Forms: any documents submitted through its document submission system CVM, at the same time as the publication (or provision) of such information in the Portuguese version. Where applicable, these documents must also be simultaneously protocoled in the Stock Market and/or OTC Market, in Brazil or abroad.

3.21.2.1. All the documents sent to the SEC must also be sent to the CVM, through its document delivery system, translated into Portuguese at the same time, as this information is registered with the SEC, with the exception of the 20F Form, which is sent to the CVM after delivery to the SEC.

3.22. Information will be disclosed to the Brazilian and foreign markets on which the Company's Securities are traded, preferably in a simultaneous way and outside the trading hours of the Stock Exchanges and/or OTC Market.

3.23. The information referred to in item 3.21 will be simultaneously posted on BRF's website and may be sent, at the Investor Relations Officer's discretion, to analysts and investors listed in the Company's records.

3.24. The Company will aim to hold press conferences with the specialist press, in order to promote widespread knowledge of its quarterly and annual results, but without disclosing other information not disclosed to the capital markets.

Annual Calendar

3.25. By December 10 of each year, BRF must send to B3 and publicly disclose an Annual Calendar for the following calendar year, in accordance to the template provided by B3, specifying at least, the dates of the following events: (i) the reporting of the complete annual financial information and of the DFP; (ii) the report of the ITRs; (iii) the ordinary shareholders' meeting; and (iv) the disclosure of the reference form.

Quiet Period

3.26. In line with the legislation and prevailing regulations, the Company will abstain from disclosing internally or publicly information on its results to people other than the professionals involved in preparing and analyzing these financial statements, having them approved by the Executive Board and Board of Directors, in the period which precedes submitting this information to the CVM and the Stock Exchanges and/or OTC Market. ("Quiet Period".)

3.27. BRF observes the Quiet Period system in the period of fifteen (15) days before the public disclosure of the ITRs and the Company's annual financial statements.

3.28. Furthermore, BRF will declare an internal Quiet Period for Related Persons in the periods during which a public offer of its Securities is being made, in line with the legislation governing the capital markets, abstaining, in these cases, from taking part in public meetings, conferences and press interviews.

3.29. Related Persons are subject to the Quiet Period.

3.30. Information classified as a Material Act or Fact, and that is not directly related to financial information not yet disclosed, must continue to be disclosed normally to the market in accordance with this Policy.

3.31. Information about financial statements that could yet be adjusted and have not yet been audited and approved by the Executive Board and Board of Directors will not be disclosed.

3.32. Exceptionally, in case of an information leak, and in unusual or fortuitous cases, the Company must inform the CVM and disclose the data that has been leaked to the market as quickly as possible using the procedures established in this Policy, in order to ensure the market has the same information.

Conference Calls/Simultaneous Transmissions

3.33. Conference calls or simultaneous transmissions will be held within 5 (five) business days from the disclosure of the quarterly results or annual financial statements. One-off conference calls may also be held whenever necessary, at the Investor Relations Officer's discretion and with the Company's Chief Executive Officer's agreement.

3.34. Conference calls or simultaneous transmissions will always be conducted by the Company's Chief Executive Officer or by another executive of the Company designated by them, but other Company officers may also participate in them.

3.35. Such conferences or simultaneous transmissions will be transcribed and posted on BRF's Investor Relations website.

Meetings with Analysts and Investors

3.36. The Company may give public presentations, in Brazil or abroad, at events organized by capital market entities or financial institutions or arranged following a decision taken by its Managers themselves.

3.37. Whenever deemed appropriate and under the Investor Relations Officer's supervision, the Company may organize meetings with investors, whether current or potential, or participate in conferences organized by market institutions.

3.38. Contact with investors and investment analysts will always be made by the Investor Relations Officer and/or representatives of the Investor Relations area, who may invite other Company officers and executives to accompany them.

3.39. All information and presentations used at these meetings will be filed at the CVM, SEC, Stock Exchanges and/or OTC Market, and posted on BRF's Investor Relations website.

Responses to Rumors

3.40. BRF will not comment on rumors or speculation originating in the market, except in situations in which such rumors or speculation refer to a Material Act or Fact that has escaped the Company's control or causes unusual volatility in the price or trading volume of the Company's Securities, when the Company's comments regarding said rumors or speculation will be immediately disclosed in the form of item 3.4 above.

Relations with Strategic Partners

3.41. Whenever necessary, the exchange of non-public material information with strategic partners will always be accompanied by a formal confidentiality agreement. If such information is inadvertently disclosed to any third party, by any of the parties to the confidentiality agreement, the Investor Relations Officer will immediately ensure that this same content is widely disclosed to the market.

Sharing of Information between the Investor Relations Area and Other Areas of BRF

3.42. The Company's other Managers will keep the Investor Relations Officer continuously updated with extensive information of a strategic, operational, technical or financial nature. The Investor Relations Officer will be responsible for deciding on the need to disclose this information to the public and the level of detail to be disclosed.

Procedures for Reporting Information on Share Transactions Made by Managers and Others

3.43. The Managers are obliged to inform the Company of any ownership and trading of Securities issued by it, Controlled or Subsidiary Companies (that are publicly-held companies).

3.43.1. The Managers must also state the Securities issued by the Company, Controlled or Subsidiary Companies (which are listed), or related to them, held by Associated Persons.

3.43.2. The communication to the Company referred to in the preamble to this item must be made: (i) on the first business day after the people mentioned in the item above take office; and (ii) no more than five (5) days after each trade has been made.

3.44. The Company must send to the CVM and, if necessary, to the SEC and Stock Markets and OTC Markets the information referred to in item 3.43 related to the amounts involved in the securities traded:

(i) By the Company itself, Controlled and Affiliate Companies; and

(ii) By the Managers and Associated Persons.

3.44.1. Both the information received by the Company within the terms of item 3.43, as well as that referred to in item 3.44 above, must be sent by the Investor Relations Officer, through the Company´s investor relations area, within a period of 10 (ten) days after the end of the month in which changes in the positions held have been verified, or where applicable, from the months in which the Managers take office.

3.44.2. The information received by the Company within the terms of item 3.45 must be sent to the CVM in an individual and consolidated form by the body thereby indicated, with the following information available in the CVM's electronic disclosure system:

(i) the individual positions of the Company itself, its Controlled and Affiliate Companies; and

(ii) the positions, consolidated by a statutory body of the Company, held by the Managers.

3.45. The Company, based on information provided by the Controlling Shareholders, shall communicate to B3, on a monthly basis, within 10 (ten) days after the end of each month, individually and on a consolidated basis, the direct or indirect Securities ownership, held by the Controlling Shareholders and persons linked to them.

3.45.1. The communication should cover:

(i) the quantity and type of securities;

(ii) the trades carried out within the period, if any, and their price, when applicable; and;

(iii) the balance of the position held before and after trading.

Procedures for Reporting and Disclosing Significant Trades

3.46. The Controlling Shareholders, directly or indirectly, and the shareholders who elected the members of the Board of Directors or Fiscal Council, as well as any individual person, legal entity or group of people acting together or representing a shared interest that carries out a Significant Trade, must send the Company a notice, immediately after this trading with the information established in article 12 of CVM Resolution No. 44/21. It should be noted that this obligation also extends to: (i) the acquisition of any rights on the shares and other securities mentioned therein; and (ii) the signing of any

derivative financial instruments based on the shares referred to here, even when no physical settlement is foreseen.

3.47. In cases where the acquisition results in or was executed in order to bring about a change in the composition of control or administrative structure of BRF, and in cases in which the acquisition creates the obligation to conduct a public offering, under the terms of CVM Resolution No. 85, March 31 of 2022, the acquirer must also publish a notice at least in the communication channels stated in item 3.9 of this Policy, containing the information foreseen in in article 12 of CVM Resolution No. 44/21.

3.48. As soon as this information is received by the Company, the Investor Relations Officer is the person responsible for sending it, through BRF's Investor Relations area, to the CVM and, if appropriate, to the SEC and Stock Exchanges and/or OTC Market.

4. POLICY ON TRADING SECURITIES

Ban on Trading and the use of Privileged Information

4.1. Trading in Securities by Related Persons is banned during the period of 15 (fifteen) days before the disclosure or publication, as appropriate, of the ITRs and the Company's annual financial information.

4.1.1. With regards to the Company, the Controlling Shareholders and the Managers, the ban provisioned in item 4.1. above, shall apply independently of the knowledge, by the individuals mentioned above, of the contents of the quarterly financial information (ITR) and of the Company's annual financial statements, as well as independent of any evaluation regarding the existence of relevant information pending disclosure or of their intent with regards to the negotiation.

4.1.2. The ban provisioned on item 4.1. above does not apply to:

(i) Trades involving fixed income securities, whenever carried out through transactions with repurchase agreements by the seller and of resale by the buyer, for liquidation on a pre-fixed date that is before or on the same date of the maturity date of the bonds involved in the operation, carried out with prefixed return rates; and

(ii) Operations carried out to fulfill obligations assumed before the beginning of the quiet period, arising from securities loans, exercise of purchase or sale options by third parties and forward purchase and sale agreements.

4.2. The use of relevant and not yet disclosed information by any Related Person, with the intent to obtain advantage to themselves or others through trading Securities is also banned.

4.2.1. For the purposes of item 4.2 above, it is presumed that:

(i) The Related Person who traded Securities in possession of Privileged Information used said information in the trade;

(ii) The Controlling Shareholders, if applicable, the Managers, as well as the Company itself, have access to all of the information regarding a Relevant Act or Fact not yet disclosed to the market;

(iii) The Related Person who had access to the information referring to an undisclosed Material Act or Fact is aware that said information is Privileged Information;

(iv) The Former Manager who leaves the Company in possession of Privileged Information uses said information whenever trading Securities issued by the Company in a period of three (3) months after their exit;

(v) Any information is considered relevant from the moment studies or analyses are conducted whenever it holds connection to the matters of incorporation, merger, total or partial spin-off, company transformation or any other corporate restructuring, business combination or changes to the Company's control, including by signing, altering or terminating the shareholders' agreement, decision to cancel the Company's register as a publicly traded company, or changes to the market segment in which its issued shares are traded; and

(vi) Any information is considered relevant from the moment studies or analyses are conducted whenever it holds connection to requests of judicial or extrajudicial reorganization or petition for insolvency made by the Company;

4.2.2. The presumptions made on item 4.2.1. are relative, admitting contrary evidence in favor of the Related Person, and shall not apply:

(i) In cases of privately conducted acquisitions of shares in treasury arising from the exercise of a purchase option in stock option plan previously approved by BRF's general shareholders meeting, or when the matter relates to stock options to Managers, Employees and Colleagues as previously deliberated by the general shareholders meeting; and

(ii) To trades involving fixed income Securities, whenever carried out through transactions with repurchase agreements by the seller and of resale by the buyer, for liquidation on a pre-fixed date that is before or on the same date of the maturity date of the bonds involved in the operation, with prefixed return rates.

4.2.3. The ban provisioned in item 4.2. above does not apply to subscription of new Securities issued by the Company, without excluding the rules provisioning on the disclosure of information in the context of issuance and offering of said Securities.

Ban on Trading Derivatives

4.3. Trading is banned at any time by the Related Persons of derivative instruments of any kinds linked to Securities, including the trading operations which may occur on the spot market, futures market, through buy and sell options and/or swaps, amongst others, which derive, wholly or partly, from the Securities issued by BRF.

Establishment of Blackout Periods

4.4. If the existence of a Material Act or Fact is verified, the Investor Relations Officer may establish a blackout period, without being obliged to present any justification, until this Material Act or Fact has been duly reported to the market. If the Investor Relations Officer exercises this option, they must explicitly specify the dates when the blackout period starts and ends and the Related Persons must maintain confidentiality during this period.

4.5. The lack of a notice from the Investor Relations Officer on the blackout period will not exempt Related Persons from their duty to comply with the present Policy, as well as the provisions of Resolution No. 44/21 and other regulatory acts issued by the CVM.

4.6. Even after the disclosure of the Material Act or Fact, the ban on trading fixed in the blackout period by the Investor Relations Officer will remain should– at the discretion of the Investor Relations Officer – the trading by Related Persons could interfere in the trading conditions of the Company´s Securities, in such a way as to lead to a loss to BRF itself or its shareholders. Whenever there is a decision to maintain the ban on trading, the Investor Relations Officer will announce the decision in an internal communication.

Individual Investment and Disinvestment Plans

4.7. The bans provisioned in items 4.1 and 4.2, as well as the assumptions of item 4.2.1, shall not apply to trades of Securities carried out by any Related Person who has joined an Individual Investment or Disinvestment Plan, provided that said plans meet the provisions made in this Policy and, in regards of the ban provisioned in item 4.1, provided that the Company has approved a schedule setting specific dates for the disclosure of the ITRs and annual financial statements

4.8. The Individual Investment or Disinvestment Plan must: (i) be formalized in writing with the Investor Relations Officer; (ii) be verifiable, including in regards to its

establishment as well as any changes to its content; (iii) establish in an irrevocable, irreversible way, the dates or events and amounts or volume of trades to be carried out by the participants; and (iv) involve a minimum period of 3 (three) months for the plan itself, any modifications that may be made and cancellation produce effects.

4.9. The Individual Investment or Disinvestment Plan must also establish: (i) the irrevocable and irreversible commitment of its participants to trade Company Securities during the period in accordance with the quantity and price parameters established in it; (ii) the impossibility of accepting the plan if a Material Act or Fact not disclosed to the market is pending, and during the 15 (fifteen) days before the disclosure of the ITRs and of the Company's annual financial statements; and (iii) the obligation of its participants to return to the Company any losses avoided or potential gains made in trades involving Securities arising from any alteration in the disclosure dates of the ITRs and of the Company's annual financial statements, calculated using reasonable and verifiable criteria defined in the plan itself.

4.10. Participants in the Individual Investment Plans may not: (i) maintain more than one investment plan at the same time; and (ii) carry out any operations that annul or offset the economic effects of the operations to be decided by the Individual Investment Plan.

4.11. Any Related Person who is an investment fund manager may join an Individual Investment or Disinvestment Plan that, among other hypotheses, meets the provisions of this Policy and the regulation established by the CVM, establishes the obligation of said Related Person to trade Securities on behalf of said funds, in the cases (i) of passive funds (meaning any funds in which the investment passively replicates a pre-established portfolio or that are bound to an index established in the fund's bylaws), as to avoid nonconformity of the investment funds with regards to the portfolio of the indexes to which they are bound; and (ii) of a redemption by one of the fund's quota holders, who is not a Related Person, the trading of Securities becomes necessary for maintaining the same proportion of assets in their portfolio in the day before the sale of assets caused by the request of redemption.

4.12. The Board of Directors, or any other statutory body appointed by the Board of Directors to undertake this duty, shall confirm, at least on a biannual basis, the conformity of the trades carried out by the Related Persons who have joined an Investment or Disinvestment Plan to the respective plans.

BRF's Stock Option Plan

4.13. It is BRF's policy to grant options to purchase shares issued by the Company to certain Managers, Employees and Colleagues, in accordance with the plan approved by the General Shareholders Meeting, in order to align the interests of this plan's participants with BRF´s long-term objectives.

4.14. The approval of the General Shareholders Meeting is not essential for trades referring to the sale or transfer of shares to the Managers, Employees and Colleagues of the Company, its Subsidiaries or Affiliated companies, as a result of: (i) the exercise of options within the stock options plan; or (ii) other remuneration models based on shares.

4.15. Regardless of this, the trading of shares acquired through the stock option plan, referred to in item 4.13, must observe any restrictions established in this plan, along with the restrictions or limits imposed by the present Policy or the prevailing legislation.

Loan of Shares

4.16. The prohibitions on trading with Securities established in this Policy also apply to the loan of shares by Related Persons.

Monitoring of Securities Trades Made by Related Persons

4.17. In order to ensure the standards of trading in the Company's Securities, as set out in this Policy, trading Securities by the Company and other Related Persons shall be monitored by BRF's Investor Relations department.

4.18. The monitoring mentioned on item 4.18 above shall be performed directly in contact with the custodian institution of the Securities, who shall issue daily reports of all the trades carried out by the Related Persons

4.19. It is the Human Resources department of the Company's responsibility to provide the Investor Relations department, quarterly, with an updated list of the Related Persons, with their respective individual tax roll number (CPF) or corporate tax roll number (CNPJ), as applicable, to be sent to the custodian institution.

5. CHANGES TO THE POLICY

5.1. The present Policy may be altered by a resolution of the Board of Directors, in the following circumstances:

(i) When there is an express decision in this sense by the CVM;

(ii) due to changes in the legal rules and applicable regulations, in such a way as to implement the adaptions that are needed; and

(iii) when the Board of Directors, in evaluating the efficiency of the procedures adopted, notes that alterations needed to be made.

5.2. Any changes to this Policy should be communicated to the CVM and the market bodies by the Investor Relations Officer as required by the prevailing legislation.

5.3. No changes may be made to this Policy under any circumstances pending disclosure of a Material Act or Fact.

6. VIOLATIONS AND PENALTIES

6.1. Violations of the provisions of this Policy constitute a serious offense, for the purposes of section 3, article 11 of Law 6,385/76, and offenders will be subject to penalties to be imposed by the CVM, without prejudice to disciplinary and legal sanctions that may be imposed by BRF itself.

6.2. Regardless of the applicable sanctions, the Related Persons responsible for failing to comply with any provision in this Policy will be obliged to reimburse the Company for any direct or indirect losses arising from this non-compliance.

6.3. The occurrence of events constituting indications of crime must be reported by the CVM to the Public Prosecutor´s Office, under the terms of the law.

6.4. The provisions of this Policy do not remove the responsibility, arising from legal and regulatory provisions, of third parties not directly linked to the Company, who know of Material Acts or Facts, and trade in Securities issued by the Company.

7. TERM

7.1. The regulations established in this instrument come into force on the date of its approval by the Board of Directors. The Policy will remain in effect indefinitely until changed by a new resolution of the Board of Directors.

7.2. BRF will disclose this Policy widely and it will be posted on the Company's intranet for immediate consultation to answer questions and the Company will take all necessary measures to obtain the formal acceptance of those who are obliged to submit to it, in accordance with Attachment I.

8. GENERAL PROVISIONS

8.1 The bans, assumptions and communication obligations established by this Policy shall apply to trading undertaken directly by Related Persons as well as those carried out indirectly through the intermediation of: (i) Related Persons, or (ii) third parties with whom Related Persons have signed a trust or a portfolio administration contract, including investments in securities as well as other financial assets.

8.2 To meet the requirements of item 8.1, indirect trading does not include those made by investment funds of which the people subject to the present Policy are quota holders providing that: the trading decisions of the administrator or manager of the investment fund cannot be influenced by the quota holders.

8.2.1. It shall be presumed, admitting evidence of the contrary, that trading decisions of the administrator and manager of an exclusive fund are influenced by the quotaholder.

9. FINAL PROVISIONS

9.1 The Company's Investor Relations Officer is the person responsible for executing and monitoring of this Policy.

9.1.1 The Investor Relations Officer must keep a file containing the name, qualification, responsibility, function or relationship with the Company, address, e-mail, company tax number (CNPJ) or individual tax roll number (CPF) of the Related Persons, to be updated whenever altered.

It shall be the Company's Finance and Risk Management Committee or the People, Governance, Organization and Culture Committee, depending on the matter at hand, to issue analyses and opinions concerning subjects related to this Policy, whenever requested by the Board of Directors.

* * *

ATTACHMENT I

DECLARATION OF ACCEPTANCE OF THE POLICY ON DISCLOSURE OF MATERIAL ACTS OR FACTS AND TRADING OF SECURITIES

Through this instrument, for the intents and purposes of article 17, section 1 of CVM Resolution No. 44/21, I, [name and position], resident and domiciled at [full address], holder of CPF ("Cadastro de Pessoas Físicas") number [CPF number] and [state whether "RG" or "RNE"] identity number [ID number and name of entity that issued it], as [position, function or relationship with the company] of [company], a corporation headquartered at [address], registered with the Economy Ministry's National Registry of Legal Entities (CNPJ) under [CNPJ number], hereby declare through this Declaration of Acceptance: (i) that I am fully aware of the rules, as well as the provisions of CVM Resolution No. 44/21, or any equivalent regulation that may succeed it; and (ii) that I explicitly assume the obligation to faithfully abide by these rules; and (iii) that I know that violations of the provisions of this Policy constitute a serious offense, for the purposes of section 3, article 11 of Law 6.385/76, and offenders will be subject to penalties to be imposed by the CVM, without prejudice to disciplinary and legal sanctions that may be imposed by BRF itself.

PARÁGRAFOS OPCIONAIS:
I, [name], also declare that I committed to abide by the Policy on Trading of [name of entity], on [date], whose rules are specified in detail in Attachment I of the present Declaration of Acceptance.

I, [name], also declare that I possess my own copy of the Policy on Trading, whose rules are specified in detail in Attachment I of the present Declaration of Acceptance.

The present Declaration of Acceptance is signed in three (3) copies of equal content and form, in the presence of the two (2) witnesses specified below.

[Location and date of signing]

____
[Name of person making the declaration]

Witnesses:

1. ____________________	2. ____________________
Name:	Name:
Id. number:	Id. number:
CPF number:	CPF number: